Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Deborah S. Lorenz
Vice President, Investor Relations and
Corporate Communications
Lipid Sciences, Inc.
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE:
August 9, 2004

LIPID SCIENCES, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2004

PLEASANTON, Calif., August 9, 2004 – Lipid Sciences, Inc. (Nasdaq:LIPD) today reported financial results for the second quarter and six months ended June 30, 2004. Lipid Sciences is a development-stage biotechnology company engaged in the research and development of products and processes intended to treat major medical indications in which lipids, or fat components, play a key role. These medical indications may include cardiovascular diseases and viral infections, such as those caused by Human Immunodeficiency Virus (HIV).

For the second quarter of 2004, the Company reported a net loss of $3.6 million, or $0.14 per share, on a basic and diluted basis, which includes approximately $1.0 million of non-cash compensation charges related to options to purchase common stock. The majority of these charges were related to the accounting impact of modifying stock option agreements previously issued to consultants and advisors. These agreements were modified to extend the expiration date in an effort to more closely align that date with the terms and scope of our consultants’ and advisors’ work. This compares with a net loss of $2.0 million, or $0.10 per share, on a basic and diluted basis, for the same period in 2003. Operating expenses for the second quarter of 2004 were $3.5 million versus $2.6 million during the same quarter in 2003. The increase of 33% in operating expenses, year over year, was due primarily to the above-mentioned non-cash compensation charge, and an increase in research expenses associated with multiple animal studies. These increases were partially offset by reduced expenses for external development services and a reduction in consulting fees.

For the six months ending June 30, 2004, the Company reported a net loss of $6.2 million or $0.25 per share, on a basic and diluted basis, which included approximately $1.4 million of non-cash compensation charges as described above. This compares with a net loss of $5.6 million or $0.27 per share, on a basic and diluted basis, for the same six-month period in 2003. For the six months ended June 30, 2004 operating expenses decreased by 1% to $6.4 million from $6.5 million for the same period in the previous year. Research and development expenses, which accounted for 70% of the Company’s operating expenses, for the six months ended June 30, 2004, increased 11% to $4.5 million from $4.0 million in the same period last year and included non-cash compensation charges of approximately $1.2 million related to options to purchase common stock issued to consultants and advisors. Absent those charges, the Company would have reported a decrease of approximately $700,000 in research and development expenses for the six months ended June 30, 2004 when compared with the same period last year. This decrease was primarily due to the Company’s refocusing of its development efforts to utilize internal resources and targeted collaborative relationships with a number of academic research facilities worldwide, and directing efforts away from contract research relationships.

At June 30, 2004, the Company had approximately $21.0 million in cash, cash equivalents, and short-term investments. During the six months ended June 30, 2004, discontinued operations provided cash of approximately $6.4 million. This was primarily due to the collection of principal payments from commercial real estate loans and the successful sale of real property. On June 3, 2004 the Company announced the disposal of real estate notes receivable totaling $5.4 million. This transaction represented the substantial completion of the Company’s two-year long real estate asset liquidation program. To date, the disposal of real estate assets has generated $66.9 million.

Dr. S. Lewis Meyer, President and CEO, commented, “The second quarter has been a particularly rewarding one from both a scientific and financial standpoint. The validation of the Company’s proprietary selective delipidation technology by preeminent experts in the field of lipoproteins was a major scientific step forward. Confirmation that Lipid Sciences’ HDL Therapy can selectively remove lipids from HDL without altering LDL or other important plasma lipoproteins, and that the resulting modified HDL particle is highly efficient in effluxing lipids are promising indications of the potential of our HDL Therapy to dramatically alter the treatment of cardiovascular disease. Lipid Sciences is now well positioned to move toward our next major milestone—demonstration of the safety and efficacy of our HDL Therapy system in an appropriate animal model.”

Dr. Meyer continued, “From a financial standpoint, I am pleased to report that our cash position is solid. This is demonstrated by an increase in cash of $7 million during the first six months of 2004. Therefore, I will reiterate a statement that I made earlier this quarter indicating that due to prudent management, we believe that sufficient capital is currently available to the Company to fund our development programs at least through the early part of 2006. Finally, I will note that the Board of Directors continues to consider third-party inquiries and strategic alternatives and will comment when appropriate.”

Website Additions

Two new features have been added to the Lipid Sciences website: Abstracts and Publications—where you will be able to find information about the research surrounding Lipid Sciences’ novel therapeutic processes (see the heading “The Latest”); and Corporate Presentation—a view of how the Company is telling the story of Lipid Sciences to potential investors. Updates will be made to this presentation as appropriate (see the heading “Investor Relations–Investor Fact Sheet”). Please log on to www.lipidsciences.com to see what’s new.

Lipid Sciences, Inc. is a development-stage biotechnology company engaged in the research and development of products and processes to treat major medical indications in which lipids, or fat components, play a key role. The Company’s technologies are based on a unique patented process, known as delipidation, which removes lipids from targeted proteins. The Company’s HDL Therapy Platform is aimed at developing treatments for the reversal of atherosclerosis, a systemic disease of the blood vessels caused by the build-up of cholesterol-filled plaques in the vascular system and, most critically, in the coronary arteries. If left untreated, these plaques are highly vulnerable to rupture and to blood clot formation, which can result in a fatal myocardial infarction (heart attack). Regression of such plaques may have a major impact on reducing the risk of acute coronary events. The Company’s Viral Immunotherapy Platform is focused on the removal of lipid coatings from viruses and other lipid-containing infectious agents by application of its delipidation technology. The Company believes that removing the infectious agent’s protective lipid coating exposes otherwise hidden viral proteins, thereby stimulating the body’s immune system to elicit an enhanced response to the infectious agent. Conditions that could potentially be impacted by this technology include HIV, Hepatitis B and Hepatitis C, West Nile and SARS.

Forward-Looking Statements: This release contains forward-looking statements concerning plans, objectives, goals, strategies, anticipations, expectations, future events or performance as well as all other statements that are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations on the date of this release. Actual results, performance or outcomes may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to those risk factors, other factors that could cause actual results to differ materially include the following: Our inability to obtain adequate funds or attract strategic partners or to effect other transactions; our technology not proving to be safe or effective; our inability to obtain regulatory approval for our technology, which is only in the clinical development stage; delay or failure to complete clinical studies; our dependence on our license agreement with Aruba International; our reliance on collaborations with strategic partners; competition in our industry; failure to secure and enforce our intellectual property rights; risks associated with use of biological and hazardous materials; product liability claims; and our dependence on key personnel.

The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.

Press releases for Lipid Sciences, Inc. are available on our website: www.lipidsciences.com. If you would like to receive our press releases via email, please contact: info@lipidsciences.com.

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheet (Unaudited)

		December 31,
(In thousands, except share amounts)	June 30, 2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$12,100	$4,905
Short-term investments	8,939	8,955
Prepaid expenses	405	428
Other current assets	8	131
Current assets of discontinued operations	151	6,795

Total current assets	21,603	21,214
Property and equipment	544	667
Notes receivable	—	5,513
Restricted cash	210	318

Total assets	$22,357	$27,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$906	$1,340
Related party payables	—	288
Accrued royalties	500	250
Accrued compensation	502	554
Income taxes payable	2	18
Current liabilities of discontinued operations	33	269

Total current liabilities	1,943	2,719
Deferred rent	29	34

Total liabilities	1,972	2,753

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized and issuable; no shares outstanding	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 24,673,958 and 24,259,450 shares issued and outstanding at June 30, 2004 and December 31, 2003, respectively	25	24
Additional paid-in capital	69,056	67,426
Deficit accumulated in the development stage	(48,696)	(42,491)

Total stockholders’ equity	20,385	24,959

Total liabilities and stockholders’ equity	$22,357	$27,712

Lipid Sciences, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations (Unaudited)*

	Three Months Ended June 30,		Six Months Ended June 30,		Period from Inception (May 21, 1999) to June 30,
(In thousands, except per share amounts)	2004	2003	2004	2003	2004
Revenue	$—	$—	$—	$—	$—
Operating expenses:
Research and development	2,655	1,589	4,482	4,020	40,453
Selling, general and administrative	854	1,045	1,921	2,479	18,545

Total operating expenses	3,509	2,634	6,403	6,499	58,998

Operating loss	(3,509)	(2,634)	(6,403)	(6,499)	(58,998)
Interest and other income	23	364	211	583	2,976

Loss from continuing operations	(3,486)	(2,270)	(6,192)	(5,916)	(56,022)
Income tax (expense)/benefit	—	—	—	(95)	8,002

Net loss from continuing operations	(3,486)	(2,270)	(6,192)	(6,011)	(48,020)

Discontinued operations:
Income/(loss) from discontinued operations	(76)	238	(14)	392	(498)
Income tax expense from discontinued operations	—	—	—	—	(179)

Income/(loss) from discontinued operations — net	(76)	238	(14)	392	(677)

Net loss	$(3,562)	$(2,032)	$(6,206)	$(5,619)	$(48,697)

Earnings/(loss) per share – basic and diluted:
Net (loss) per share continuing operations	$(0.14)	$(0.11)	$(0.25)	$(0.28)
Earnings per share discontinued operations	$0.00	$0.01	$0.00	$0.01
Net loss per share	$(0.14)	$(0.10)	$(0.25)	$(0.27)
Weighted average number of common shares outstanding – basic and diluted	24,659	21,141	24,548	21,141

*Certain prior period amounts have been reclassified to conform to the current period’s presentation. Such reclassifications had no material effect on the Company’s previously reported consolidated financial position, results of operations, or cash flows.